NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces First Quarter Results

Spartanburg, South Carolina, April 25, 2011...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that the first quarter of 2011 produced net earnings of $2,500,000, or $0.40 per share, on a 21% sales increase to $42,742,000. This compares to net earnings of $82,000, or $0.01 per share on sales of $35,201,000, in 2010’s first quarter.

Metals Segment

Sales in the first quarter of 2011 totaled $31,417,000, an increase of 26% over the same quarter last year. Operating income was $3,955,000 for the first quarter 2011 compared to an operating loss of $402,000 for 2010. The sales increase resulted from a 3% increase in unit volumes and a 21% increase in average selling prices. First quarter 2011’s selling prices, as compared to the prior year, reflects higher prices for both commodity (up 23%) and non-commodity products (up 32%). Special alloy product shipments were higher in 2011 as a result of increased projects and distributor restocking. International sales efforts are continuing to show year over year sales growth.

The increase in operating income resulted from improved product mix and increased selling prices across all product categories. Both pipe manufacturing and fabricated piping systems showed substantial operating margin improvement over the prior year. Included in the 2010 operating loss was $500,000 of product claims expense which resulted from a Metals Segment customer alleging that the Segment delivered defective pipe in 2006 which the customer removed and replaced.  The Company settled this claim in May 2010.

Specialty Chemicals Segment

Sales for the Specialty Chemicals Segment in the first quarter were $11,325,000, an increase of 11% over the first quarter of 2010. Pounds sold during the first quarter of 2011 were down 2.4% from the prior year. While average selling prices for the first quarter were up 13% over the prior year, raw material costs increased 17%. Operating income for the first quarter of 2011 was $773,000, down 29% from 2010. The Segment experienced higher raw material costs beginning in the third quarter of 2010 and management increased selling prices whenever possible to help offset the increased costs. The decrease in operating income during the quarter resulted from the inability to pass all of the raw material cost increases along to our customers plus higher shipping container costs. Profits were also impacted as some key accounts experienced market weakness with their products resulting in the Segment shipping a larger amount of lower margin products during the current quarter.

Other Items

Unallocated corporate expenses increased $203,000 for the first quarter 2011 to $765,000 compared to the same quarter a year ago primarily due to higher projected performance based incentive bonuses for Corporate personnel.

The Company’s cash balance increased during the first quarter from $109,000 at the end of 2010 to $889,000 as of April 2, 2011. As a result of the higher sales activity during the first quarter of 2011, accounts receivable and inventory levels increased at April 2, 2011 by $20,078,000, when compared to the prior year-end. These amounts were partially offset by an increase in accounts payable at the end of the first quarter of 2011 of $8,976,000 when compared to the 2010 year-end balance. The Company borrowed $5,119,000 during the first quarter of 2011.  The Company had $5,338,000 of bank debt outstanding as of the end of the first quarter of 2011.

Outlook

Management is pleased with the surge in results in the Metals Segment and with the Company’s overall performance in the first quarter, with each of our business units generating profitable results in a challenging economy.

The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have just begun to show some improvement. Excess capacity in the pipe manufacturing industry continues to present a difficult operating environment. Stainless steel surcharges, which affect our costs of raw materials and selling prices, increased during the first quarter of 2011 and are projected to increase further during the second quarter of 2011. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing a significant upswing in project and special alloy demand. We also continue to be optimistic about the piping systems business over the long term. Approximately 80% of the piping systems backlog comes from paper and wastewater treatment projects. Piping systems’ backlog was $27,842,000 at April 2, 2011, $25,306,000 at January 1, 2011 and $37,132,000 at April 3, 2010. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

The higher sales levels that the Specialty Chemicals Segment experienced during the first quarter should continue into the remainder of 2011.  Maintaining first quarter 2011 profitability levels during the remainder of 2011 will depend on our ability to pass on to our customers cost increases associated with petroleum-based and commodity chemicals.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	Apr 2, 2011	Apr 3, 2010

Net sales
Metals Segment	$31,417,000	$24,963,000
Specialty Chemicals Segment	11,325,000	10,238,000
	$42,742,000	$35,201,000
Operating income
Metals Segment	$3,955,000	$(402,000)
Specialty Chemicals Segment	773,000	1,086,000
	4,728,000	684,000
Unallocated expenses
Corporate	765,000	562,000
Interest and debt expense	29,000	2,000
Other expense	-	(9,000)

Income before income taxes	3,934,000	129,000

Provision for income taxes	1,434,000	47,000

Net income	$2,500,000	$82,000

Net income per common share:
Basic	$0.40	$0.01
Diluted	$0.39	$0.01

Average shares outstanding:
Basic	6,291,000	6,272,000
Diluted	6,338,000	6,297,000

Backlog-Piping Systems & Process Equipment	$27,842,000	$37,132,000

Balance Sheet	Apr 2, 2011	Jan 1, 2011
Assets
Cash	$889,000	$109,000
Accounts receivable, net	29,431,000	19,973,000
Inventories	44,973,000	34,353,000
Sundry current assets	2,630,000	3,071,000
Total current assets	77,923,000	57,506,000
Property, plant and equipment, net	17,882,000	18,192,000
Other assets	5,690,000	5,677,000
Total assets	$101,495,000	$81,375,000

Liabilities and shareholders' equity
Accounts payable	$19,650,000	$10,674,000
Accrued expenses	7,036,000	3,600,000
Total current liabilities	26,686,000	14,274,000
Long-term debt	5,338,000	219,000
Other long-term liabilities	3,010,000	3,007,000
Shareholders' equity	66,461,000	63,875,000
Total liabilities & shareholders' equity	$101,495,000	$81,375,000